UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2022

OWL ROCK TECHNOLOGY FINANCE CORP. II

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56371	87-2993019
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 38th Floor New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 — Entry into a Material Definitive Agreement

On July 15, 2022 (the “Closing Date”), Athena Funding I LLC (“Athena Funding I”), a Delaware limited liability company and a newly formed subsidiary of Owl Rock Technology Finance Corp. II, a Maryland corporation (the “Company” or “us”) entered into a Credit Agreement (the “Secured Credit Facility”), with Athena Funding I, as borrower, Société Générale, as administrative agent, State Street Bank and Trust Company, as collateral agent, collateral administrator and custodian, Alter Domus (US) LLC, as document custodian, and the lenders party thereto.

From time to time, the Company expects to sell and contribute certain investments to Athena Funding I pursuant to a Sale and Contribution Agreement by and between the Company and Athena Funding I. No gain or loss will be recognized as a result of the contribution. Proceeds from the Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by Athena Funding I, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Athena Funding I through its ownership of Athena Funding I. The initial maximum principal amount which may be borrowed under the Credit Facility is $600 million; the availability of this amount is subject to a borrowing base test, which is based on the value of Athena Funding I’s assets from time to time, and satisfaction of certain conditions, including coverage tests, collateral quality tests, a lender advance rate test and certain concentration limits.

The Secured Credit Facility provides for the ability to draw term loans and to draw and redraw revolving loans under the Secured Credit Facility for a period of up to two years after the Closing Date. Unless otherwise terminated, the Secured Credit Facility will mature on July 15, 2032 (the “Stated Maturity”). Prior to the Stated Maturity, proceeds received by Athena Funding I from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company, subject to certain conditions. On the Stated Maturity, Athena Funding I must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company. The credit facility may be permanently reduced, in whole or in part, at the option of Athena Funding I subject to payment of a premium for a period of time.

Amounts drawn bear interest at a reference rate (initially SOFR) plus a spread of 2.75%, and term loans are subject to a minimum utilization amount, after one year, subject to certain terms and conditions. The undrawn amount of the of the term commitment not subject to such spread payment is subject to an undrawn fee of 0.25% per annum for the first six months and 0.35% thereafter. The undrawn amount of the revolving commitment not subject to such spread payment is subject to an undrawn fee of 0.25% per annum for the first six months, 0.50% for months seven through twelve, and 0.50% thereafter if the drawn amount is greater than or equal to 75% of the revolving commitment, otherwise 0.75%. Certain additional fees are payable to Société Générale as administrative agent.

The Secured Credit Facility contains customary covenants, including certain maintenance covenants, and events of default. Athena Funding I is required to obtain a minimum post-closing rating of the Secured Credit Facility within six months of the Closing Date, subject to certain terms and conditions. The Secured Credit Facility is secured by a perfected first priority security interest in the assets of Athena Funding I and on any payments received by Athena Funding I in respect of those assets. Assets pledged to the lenders will not be available to pay the debts of the Company.

Borrowings of Athena Funding I are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The description above is only a summary of the material provisions of the Secured Credit Facility and is qualified in its entirety by reference to the agreements which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference.

Item 2.03 — Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits.

10.1	Credit Agreement, dated July 15, 2022, among Athena Funding I LLC, as Borrower, the Lenders referred to therein, Société
Générale, as Administrative Agent, and State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator,
Custodian and Alter Domus (US) LLC, as Document Custodian.

10.2	Sale and Contribution Agreement, dated July 15, 2022, between Owl Rock Technology Finance Corp. II, as Seller and Athena Funding I LLC, as Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Owl Rock Technology Finance Corp. II

July 20, 2022	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Chief Operating Officer